www.TractorSupply.com

TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE AND
ANNOUNCES WEBCAST OF SECOND QUARTER 2016 RESULTS

Brentwood, TN, June 29, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today provided a business update for the second quarter ended June 25, 2016.

Net sales for the second quarter 2016 increased 4.5% to $1.85 billion from $1.77 billion in the second quarter of 2015. Comparable store sales decreased 0.5% versus a 5.6% increase in the prior year’s second quarter. Comparable store transaction counts increased 1.5%, which represents the 33rd consecutive quarter of transaction count growth. The decrease in comparable store sales was primarily driven by weaker than expected sales of spring seasonal products. The Livestock and Pet category experienced continued strength with a mid-single digit comparable store sales increase in each month of the quarter. The softness in store sales occurred in the first two months of the quarter and we believe this was primarily due to cooler than average spring season temperatures. Beginning with Memorial Day weekend and warmer weather, sales trends normalized, and the Company had its strongest sales performance in the month of June.
The Company expects gross margin rate for the second quarter 2016 to be down 25 to 30 basis points compared to the prior year’s second quarter rate of 35.3%, with the mix of products and higher transportation costs (net of lower diesel prices) offsetting the favorable impact of the Company’s ongoing gross margin initiatives. Additionally, while the Company had strong expense control, selling, general and administrative expenses as a percent of sales is expected to increase as a result of the lower comparable store sales.
As a result of the above factors, the Company expects net income per diluted share for the second quarter to be between $1.15 and $1.16.
Based upon the preliminary second quarter results, the Company is providing the following updated guidance for the results of operations expected for fiscal 2016:

	Updated	Previous
Net Sales	$6.8 billion - $6.9 billion	$6.9 billion - $7.0 billion
Comparable Store Sales	2.5% - 3.5%	3.5% - 5.0%
Net Income	$451 million - $456 million	$455 million - $467 million
Earnings per Diluted Share	$3.35 - $3.40	$3.40 - $3.48

Greg Sandfort, Chief Executive Officer, stated, “As our preliminary results show, we had a challenging second quarter. While our traffic trends remained positive and the sale of core pet and animal offerings remained strong, we did experience weakness in many of our seasonal and big ticket categories. We tend to look at the business by the half, and following a strong first quarter with an early start to the sale of seasonal merchandise driven by favorable March weather and an early Easter, we saw a reversal in trends with the cooler temperatures throughout much of the country in April and May. As the weather patterns normalized in early June, so did our sales trends, but it was not enough to offset the weakness earlier in the quarter. Traffic trends in the second quarter remained healthy, and our team members in the field, distribution centers and store support center continued to meet our customers’ everyday basic needs.”

Mr. Sandfort continued, “Despite an improved sales trend in June, we do not anticipate a significant shift in seasonal sales into the third quarter. Although we have not experienced a significant change in our customers’ use of credit or a shift in spending to lower cost products which normally would suggest a fundamental change in their purchase behaviors, the lower than expected sales in the second quarter leads us to a more cautious outlook for the business in fiscal 2016.”

Additional Second Quarter Information
The Company provided the following information to offer further insight into the second quarter results:

•
After reviewing the full spring selling season, the Company now believes approximately $25 million of seasonal sales were pulled forward into the first quarter versus a prior estimate of $18 million. This estimate is for spring seasonal sales which would have normally occurred in the second quarter but occurred in the first quarter due to warm temperatures in March and a shift in the Easter weekend.

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The Livestock and Pet category experienced continued strength with a mid-single digit comparable store sales increase in each month of the quarter, including high single digit comparable store sales in pet and animal food.

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Comparable store sales were heavily impacted by certain seasonal products such as riding lawn mowers, live goods and rubber footwear that performed very well in the prior year and faced very difficult comparisons on top of challenging weather trends.

•
Other categories negatively impacting comparable store sales included outdoor recreation, power equipment and accessories such as tillers, mowers, mower parts and attachments, as well as lawn and garden categories.

•
Sales of big ticket items, which performed well above company average last year, were down approximately 8.5% this year, driven primarily by riding lawn mowers and other power equipment, which was the primary contributor to the comparable average ticket decrease of 1.9%.

•	Sales were stronger in the West and Southeast where weather patterns were more normalized.

•
Sales were weaker in the North and Midwest where temperatures were generally much cooler than the prior year and in Texas, which was negatively impacted by severe storms and continued softness in the oil and gas markets.

Release and Webcast of Full Second Quarter 2016 Results
The Company intends to release its full second quarter 2016 results after the market closes on Wednesday, July 20, 2016. In conjunction with the release of full second quarter results, the management of Tractor Supply Company will host a conference call at 5:00 p.m. Eastern Time on Wednesday, July 20, 2016, which will be simultaneously webcast live over the Internet at IR.TractorSupply.com .

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At June 25, 2016, Tractor Supply Company operated 1,542 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, anticipated gross margin, merchandising and strategic initiatives and demand for seasonal products. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events